Exhibit 99.2

Milacron and Banks Amend
Revolving Credit Agreement

CINCINNATI, OHIO, March 14, 2002...Milacron Inc. (NYSE: MZ) today announced the amendment of its $335-million revolving credit facility with its principal banks. The new terms are designed to provide greater financial flexibility as the company executes its business plan in 2002.

"At Milacron, the focus remains on finding better ways to serve our customers while driving our operations to conserve capital and generate cash," said Ronald D. Brown, Milacron's chairman, president and chief executive officer.

"As a result of the many aggressive actions initiated and carried out last year, we entered this year with $110 million in cash. In 2002, we continue to emphasize cash flow through improved operating efficiency, reduced working capital requirements, and curtailed capital spending. Consequently, during the course of the year we expect to pay down a portion of our revolver and reduce our overall debt levels as well," Brown said.

While higher fees and costs associated with the newly amended agreement will increase interest expense by about $0.4 million per quarter before tax, the relaxation of certain required financial ratios improves the company's flexibility to complete its previously announced restructuring of operations and prepare for the eventual upturn in the manufacturing sector.

Although it does not anticipate the need for additional borrowing in 2002, Milacron has other unused lines of credit, outside of the revolver, of which more than $50 million is currently available.

The revolving credit facility is backed by eleven major banks including Deutsche Bank, the agent bank, and PNC Bank, the documentation agent. For further details, Milacron has filed the amended agreement with the Securities and Exchange Commission.

Any forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's Form 10-Q on file with the Securities and Exchange Commission.

Milacron Inc. is a 118-year-old global leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,000 employees worldwide. For further information, visit the company's web site: www.milacron.com.